Exhibit 99.1

Schlumberger Announces Second-Quarter 2005 Results

NEW YORK, July 22, 2005 – Schlumberger Limited (NYSE:SLB) today reported second-quarter 2005 operating revenue of $3.43 billion versus $3.16 billion in the first quarter of 2005, and $2.83 billion in the second quarter of last year. Income from continuing operations was $473 million, or $0.78 per share-diluted, versus $0.65 before charges and credits in the previous quarter, and $0.49 before charges and credits in the second quarter of last year.

Income from continuing operations, including charges and credits, was $0.78 per share-diluted, versus $0.87 in the previous quarter and $0.43 in the second quarter of last year. Net income, including discontinued operations, was $482 million or $0.80 per share-diluted, compared to $0.86 in the previous quarter, and $0.59 in the second quarter of last year.

Oilfield Services revenue of $3.04 billion increased 10% sequentially and 20% compared to the same quarter of last year. Pretax business segment operating income of $674 million increased 21% sequentially and 48% year-on-year.

WesternGeco revenue of $383 million increased 1% sequentially and 31% year-on-year. Pretax business segment operating income of $58 million decreased 9% sequentially but increased three-fold year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Second-quarter results showed sharp improvements across all geographical areas and technologies, both year-on-year and sequentially, as customer spending plans accelerated worldwide.

In Russia, the cooperation and confidence established during the initial period of our minority holding of PetroAlliance has confirmed our belief that the company will play a major role in our continued expansion. We are therefore very pleased to announce the acquisition of a further 25% equity stake.

With growing demand for Q technology across the world, WesternGeco has announced the conversion of a sixth seismic vessel to the new standard. The vessel will enter service in the second quarter of 2006. The previously announced fifth Q vessel is already in service.

While the supply response has begun, it has not yet reached a level, or been underway long enough, to make a meaningful improvement in production capacity. The coming quarters will see further increases in activity.”

Other Events:

•	Schlumberger acquired an additional 25% equity stake in PetroAlliance Services Company Limited, bringing total ownership to 51%. Schlumberger initially acquired 26% of PetroAlliance Services, Russia’s largest independent oilfield services company, in the second quarter of 2004. The acquisition price of the additional stake was determined by a performance-based formula and was paid one-third in cash and two-thirds in Schlumberger stock. The acquisition of the remaining 49% of the company will be completed in 2006, subject to performance requirements, regulatory approval, and other customary provisions.

•	As part of the 15 million-share buy-back program, Schlumberger repurchased 2.77 million shares during the quarter for a total amount of $189 million. Since the beginning of the program Schlumberger has repurchased 8.9 million shares for a total amount of $583 million.

Consolidated Statement of Income (Unaudited)

(Stated in thousands except per share amounts)

	Second Quarter		Six Months
For Periods Ended June 30	2005	2004(6)	2005	2004(6)
Operating revenue	$3,428,632	$2,833,600	$6,587,743	$5,506,568
Interest and other income(1)	46,220	26,826	234,773	51,486
Expenses
Cost of goods sold and services(2)	2,546,684	2,230,974	4,951,816	4,352,041
Research & engineering	121,635	122,710	242,855	232,510
Marketing	14,566	10,475	24,628	19,185
General & administrative	90,895	81,859	176,317	158,121
Debt extinguishment costs(3)	—	37,412	—	114,894
Interest (4)	50,437	41,181	96,999	183,954

Income from Continuing Operations before taxes and minority interest	650,635	335,815	1,329,901	497,349
Taxes on income(2) (3)(4)	162,123	75,708	299,819	121,534

Income from Continuing Operations before minority interest	488,512	260,107	1,030,082	375,815
Minority interest	(15,311)	(2,856)	(32,444)	(11,126)

Income from Continuing Operations	473,201	257,251	997,638	364,689
Income from Discontinued Operations	9,000	98,356	7,972	211,204

Net Income	$482,201	$355,607	$1,005,610	$575,893

Diluted Earnings Per Share
Income from Continuing Operations	$0.78	$0.43	$1.65	$0.62
Income from Discontinued Operations	0.01	0.16	0.01	0.34

Net Income (7)	$0.80	$0.59	$1.66	$0.96

Average shares outstanding	588,741	589,883	589,037	588,810
Average shares outstanding assuming dilution	612,982	613,380	613,374	612,620

Depreciation & amortization included in expenses(5)	$326,516	$320,017	$654,981	$645,627

1)	Includes interest income of:
a.	Second quarter 2005 - $23 million (2004 - $11 million).
b.	Six months 2005 - $43 million (2004 - $25 million).

The first quarter of 2005 includes a pretax and after-tax gain of $146 million ($0.24 per share) on the sale of the Montrouge facility.

The first quarter of 2004 includes a pretax and after-tax loss of $14 million ($0.02 per share) on the sale of Atos Origin shares.

The second quarter of 2004 includes a pretax and after-tax loss of $7 million ($0.01 per share) on the sale of Atos Origin shares.

2)	The first quarter of 2005 includes real estate related pretax charges of $12 million ($11 million after-tax, $0.02 per share).

The first quarter of 2004 includes a pretax charge of $20 million ($14 million after-tax, $0.02 per share) related to the restructuring program in the United States.

The second quarter of 2004 includes a pretax and after-tax idle leased facility charge of $11 million ($0.02 per share), a reorganization charge of $4 million ($0.01 per share) and a litigation reserve release of $5 million ($0.01 per share).

3)	The first quarter of 2004 includes a pretax and after-tax charge of $77 million ($0.13 per share) related to the repurchase of UK Pound and Euro denominated Bonds.

The second quarter of 2004 includes a pretax charge of $37 million related to the repurchase of US Dollar denominated Bonds ($23 million after-tax, $0.04 per share).

4)	The first quarter of 2004 includes a pretax charge of $73 million ($46 million after-tax, $0.08 per share) relating to US Interest Rate Swaps.

The second quarter of 2004 includes a pretax gain of $10 million on the settlement of the US Interest Rate Swap ($6 million after-tax, $0.01 per share).

5)	Including Multiclient seismic data costs.
6)	Restated for discontinued operations.
7)	Amounts may not add due to rounding.

Condensed Balance Sheet (Unaudited)

(Stated in thousands)

	Jun. 30, 2005	Dec. 31, 2004
Assets
Current Assets

Cash and short-term investments	$2,913,480	$2,997,425
Other current assets	4,645,571	3,997,145
Assets held for sale (1)	—	65,179

	7,559,051	7,059,749
Fixed income investments, held to maturity	312,750	203,750
Fixed assets	3,920,597	3,761,729
Multiclient seismic data	276,031	346,522
Goodwill	2,904,781	2,789,048
Other assets	1,919,408	1,839,979

	$16,892,618	$16,000,777

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,281,193	$2,980,790
Estimated liability for taxes on income	967,906	858,785
Bank loans and current portion of long-term debt	691,091	715,872
Dividend payable	124,285	111,136
Liabilities held for sale (1)	—	34,617

	5,064,475	4,701,200
Long-term debt	3,779,437	3,944,180
Postretirement benefits	701,028	670,765
Other liabilities	147,456	151,457

	9,692,396	9,467,602
Minority interest	445,937	416,438
Stockholders’ Equity	6,754,285	6,116,737

	$16,892,618	$16,000,777

(1)	Assets and liabilities held for sale at December 31, 2004 represent the gross assets and liabilities of the Essentis, Payphones and Global businesses.

Net Debt (Unaudited)

Net debt represents gross debt less cash, short-term investments, and fixed income investments held to maturity. Management believes that “net debt” provides useful information regarding the level of indebtedness. Details of the change in net debt follow:

(Stated in millions)

Six Months	2005
Net Debt, beginning of period	$(1,459)
Income from continuing operations	998
Excess of equity income over dividends received	(49)
Charges/credits, net	(134)
Depreciation and amortization	655
Increase in working capital requirements	(364)
Capital expenditures	(727)
Dividends paid	(234)
Proceeds from employee stock plans	119
Proceeds from business divestitures	28
Proceeds from the sale of the Montrouge facility	230
PetroAlliance acquisition (cash paid)	(40)
Other business acquisitions	(12)
Stock repurchase program	(262)
Net debt acquired	(50)
Other	(8)
Translation effect on net debt	65

Net Debt, end of period	$(1,244)

(Stated in millions)

Components of Net Debt	Jun. 30, 2005	Dec. 31, 2004
Cash and short-term investments	$2,913	$2,997
Fixed income investments, held to maturity	313	204
Bank loans and current portion of long-term debt	(691)	(716)
Long-term debt	(3,779)	(3,944)

	$(1,244)	$(1,459)

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this Second Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

(Stated in millions except per share amounts)

	First Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$679.3	$137.7	$(17.1)	$524.5
Add back Charges & Credits:
- Gain on sale of Montrouge facility	(145.7)	—	—	(145.7)
- Real estate related charges	12.1	0.8	—	11.3

Income from Continuing Operations before charges & credits	$545.7	$138.5	$(17.1)	$390.1

Continuing operations before charges and credits
Effective tax rate				25.4%
Diluted Earnings per Share				$0.65

	Second Quarter 2004
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$335.8	$75.7	$(2.8)	$257.3
Add back Charges & Credits:
- Debt extinguishment costs	37.4	14.0	—	23.4
- Gain on Interest Rate Swap extinguishment	(9.6)	(3.3)	—	(6.3)
- Loss on sale of Atos Origin shares	6.6	—	—	6.6
- Vacated leased facility reserve	11.0	—	—	11.0
- Litigation reserve release	(5.0)	—	—	(5.0)
- Reorganization reserve	4.0	—	—	4.0

Continuing operations before charges & credits	$380.2	$86.4	$(2.8)	$291.0

Continuing operations before charges & credits
Effective tax rate				22.7%
Diluted Earnings per Share				$0.49

There were no charges or credits recorded in the second quarter of 2005.

Business Review (Unaudited)

(Stated in millions)

	Second Quarter			Six Months
	2005(2)	2004(2)	% chg	2005(2)	2004(2)	% chg
Oilfield Services
Operating Revenue	$3,044	$2,541	20%	$5,823	$4,899	19%
Pretax Operating Income(1)	$674	$454	48%	$1,232	$877	40%

WesternGeco
Operating Revenue	$383	$292	31%	$761	$605	26%
Pretax Operating Income(1)	$58	$15	297%	$121	$48	152%

1)	Pretax operating income represents the segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangibles, and the charges and credits described below as these items are not allocated to the segments.
2)	The first quarter of 2005 excludes a pretax gain of $146 million on the sale of the Montrouge facility and a pretax charge of $12 million related to real estate.

The first quarter of 2004 excludes a pretax charge of $73 million for the US Interest Rate Swap write off; a pretax loss of $14 million on the sale of Atos Origin shares; a pretax charge of $77 million of debt extinguishment costs; and a pretax charge of $20 million related to the restructuring program in the United States.

The second quarter of 2004 excludes a pretax loss of $7 million on the sale of Atos Origin shares; a pretax idle leased facility reserve of $11 million; a pretax reorganization reserve of $4 million; a pretax release of a litigation reserve of $5 million; a pretax gain of $10 million for the settlement of the US Interest Rate Swap; and a pretax charge of $37 million of debt extinguishment costs.

Oilfield Services

Second quarter revenue of $3.0 billion was 10% higher sequentially and increased 20% year-on-year. Pretax operating income of $674 million increased 21% sequentially and 48% year-on-year.

Sequential revenue increases were recorded across all Areas with the highest contributions from the US Land, US Gulf Coast, Mexico, Russia, Saudi Arabia, North Sea, and Venezuela GeoMarkets. All technology segments experienced higher revenue levels, with particularly strong demand for Integrated Project Management (IPM), Well Services, and Well Completions & Productivity products and services.

Year-on-year growth was posted in all Areas but driven mainly by the US Land, Russia, the Gulf, Nigeria, Mexico, and Venezuela GeoMarkets. All technology segments recorded double-digit increases.

Pretax operating income recorded strong sequential and year-on-year growth, principally due to a continued increase in exploration and production activity levels worldwide, resulting in higher operating leverage across all Areas.

During the quarter Schlumberger introduced FiberFRAC* technology, a service which has proven critical for producers in tight-gas reservoirs by improving production rates through better proppant distribution and fracture geometry. In a recent application in the Pinedale Anticline in Southwestern Wyoming, Shell Exploration & Production Company successfully utilized FiberFRAC technology throughout a 20-stage fracturing stimulation treatment of a multi-layered well in a deep, high-temperature tight sandstone play.

Additionally, recognizing the importance of exploiting unconventional reserves, Chevron, Total, and Schlumberger have entered a joint alliance to develop thermal simulation technology for improving recovery in heavy-oil reservoirs. The alliance will build upon the research of the Intersect project, which is envisioned as the long-term evolution of the Schlumberger ECLIPSE* reservoir simulator.

North America

Revenue of $907 million increased 5% sequentially and 21% year-on-year. Pretax operating income of $234 million increased 15% sequentially and 94% year-on-year.

Sequentially, the US Land GeoMarket continued to record strong revenue growth, driven mainly by high demand for Well Services technologies that resulted in significant pricing improvements. The Gulf of Mexico also contributed through the introduction of new technology, which led to higher revenue. Canada declined due to the seasonal impact of spring break-up in Western Canada, where active rig count was halved from the prior quarter, partially offset by robust activity offshore Eastern Canada.

The solid year-on-year and sequential pretax income improvements were the result of new technology introductions, particularly by Drilling & Measurements; price increases mainly from Well Services and Wireline; and continued activity growth.

During the quarter key technology solutions were deployed in the Area. In the US Land GeoMarket, the first GVR* geoVISION resistivity imaging log was acquired in the Barnett shale gas play in North Central Texas. A total of 2,500 feet of the horizontal section was drilled and steered using proprietary GVR technology in combination with the PowerDrive X5* rotary steerable system. In this unconventional gas reservoir, identification of natural and drilling-induced fractures is key to the optimization of hydraulic fracturing.

Schlumberger opened a Production Center of Excellence in Oklahoma City to support real-time production services. The center will focus on delivering surveillance, diagnostic, and optimization services for producing wells utilizing wellsite measurements and production data in real-time workflows.

Latin America

Revenue of $554 million increased 18% sequentially and was 30% higher year-on-year. Pretax operating income of $84 million increased 30% sequentially and 34% year-on-year.

Mexico recorded high sequential revenue growth from an increased number of wells being completed on the Burgos project, coupled with a rise in third-party managed services revenue. Activity in the Venezuela/Trinidad & Tobago GeoMarket increased primarily from IPM and Well Services operations.

During the quarter, continued progress was highlighted with the signing of a short-term renewable agreement with PDVSA regarding the PRISA project, resulting in a resumption of activity for the six barges. Discussions continue regarding the settlement of certain outstanding receivables.

The strong operating income increase resulted mainly from strengthening operating margins in Mexico due to improved IPM performance. This was coupled with stronger operating efficiencies in Well Services across all GeoMarkets.

A number of technology solutions were deployed across the Area. In Mexico, Schlumberger provided an innovative heavy-oil test and completion solution for Pemex on the Takin-1 offshore location. An array of new Wireline and Well Completions & Productivity technology services was used in a reentered well in which reservoir parameters previously could not be accurately determined.

Wireline ABC* Analysis Behind Casing technology services were run for Pemex when hole conditions prevented openhole logging and traditional cased-hole logs from clearly identifying gas-bearing sands. ABC logs provided the petrophysical and rock mineralogy information needed to successfully evaluate and assess several intervals for future completion and production.

Europe/CIS/West Africa

Revenue of $825 million increased 10% sequentially and 17% year-on-year. Pretax operating income of $154 million increased 24% sequentially and 31% year-on-year.

The sequential revenue growth resulted mainly from higher levels of activity in Russia, principally due to greater demand for Well Services and Well Completions & Productivity technology services. This was coupled with 20 days of financial consolidation of PetroAlliance following the successful completion of the second stage of acquisition, giving Schlumberger a 51% controlling interest. Also contributing to the revenue improvement was the Caspian GeoMarket with stronger Wireline activity and the North Sea experiencing seasonal activity pick-up.

The robust profitability improvement in pretax operating income was mainly due to the resurgence of activity in the North Sea; improved utilization and pricing in Russia; and reduced overhead costs, resulting in higher operating margins. Also contributing were new technology introductions and the renewal of long-term contracts, particularly for Drilling & Measurements, Well Services and Wireline services.

Several key technologies were introduced across the Area. In Norway, the first remote wireline logging operation was performed for Statoil with control of the operation exercised from the Statfjord Onshore Operation center. A PS Platform* log was run to verify the injected gas volumes and optimize the pressure support of the Statfjord formations.

Offshore West Africa, StethoScope*—the new pressure-while-drilling tool from the Scope* family of Drilling & Measurements technologies—was used in conjunction with VISION* geosteering technology to significantly enhance formation evaluation efficiency. The StethoScope service measured pressure in three different sands to determine the depletion regime in a deepwater field in Angola.

Also in Angola, Total E&P began deployment of sandface completions on their Dalia deepwater project. Spread across four years and covering more than 60 wells, the ongoing installation work will utilize a number of Well Completions & Productivity technology services, including the QUANTUM MaX* HPHT gravel-pack system and the FIV* Formation Isolation Valve tool.

Middle East & Asia

Revenue of $731 million was 9% higher sequentially and 15% higher year-on-year. Pretax operating income of $206 million increased 18% sequentially and 28% year-on-year.

Sequentially, each of the 11 GeoMarkets contributed to the revenue improvement, further emphasizing the global progression and depth of the current business cycle. Activity in China strengthened as a result of accelerated adoption of advanced Drilling & Measurements and Wireline technologies. Revenue continued to expand in the Middle East due to increased activity led by Saudi Arabia, benefiting mainly Wireline and Drilling & Measurements operations. Also contributing to the improved revenue was the commencement of new projects in the Gulf and Brunei/Malaysia/Philippines GeoMarkets.

The increase in operating income outpaced activity growth, resulting in a sharp rise in operating margin. This strong performance was due to a mix of steady activity improvement across all the GeoMarkets and significant price increases—principally in Drilling & Measurements, Well Completions & Productivity, and Wireline operations—coupled with the start up of new projects.

During the quarter Schlumberger installed an intelligent completion system for Saudi Aramco in one of their wells that was producing with high water cut. The completions system was run to maximize hydrocarbon recovery using Tubing Retrievable Flow Control-Hydraulic valves to control flow from the main wellbore and two laterals; QUANTUM* MultiPort* production packers to isolate the laterals; and a PressureWatch* permanent monitoring downhole gauge to monitor reservoir pressure. After installation, the well was flow tested successfully using PhaseTester* well testing equipment and put back on production with reduced water production.

PETRONAS Carigali awarded Schlumberger the electric wireline logging (EWL), directional drilling/logging-while-drilling/measurements-while-drilling (DD/LWD/MWD), and Tubing Conveyed Perforation (TCP) contract for all of their West Malaysia operations. The contracts for EWL, DD/LWD/MWD, and TCP are for a period of four years with a two-year extension option. The total contract value is estimated to be $340 million for all the services.

Highlights

•	In the UK, Schlumberger acquired Diamould Ltd., a firm specializing in electrical power and instrumentation, hydraulic and fiber-optic connector solutions used in subsea, downhole, and deepwater applications. Based in the UK, Diamould will become the Schlumberger Center of Excellence for all new developments in the critical area of connector reliability.

•	Reinforcing a long-standing working relationship with Microsoft, a strategic initiative was launched to speed the deployment of the next generation of software tools, including Petrel* seismic-to-simulation and Avocet* production solutions to give better and more predictive information to geoscientists and engineers. The joint effort will accelerate the delivery of exploration and production solutions on the Windows® and Microsoft®.NET platforms.

•	In Algeria, Sonatrach awarded a $37 million, multi-year cementing contract for work on their Hassi Messaoud field. FlexSTONE*, CemNET*, LiteCRETE*, and other key Well Services technologies will be utilized to address client reservoir optimization requirements.

•	BP Angola awarded a multi-year wireline-logging contract for more than 40 deepwater wells in Block 18. Schlumberger also secured cementing, upper and lower completions, and coiled tubing contracts on the same block.

•	In Algeria, Rosneft-Stroytransgaz Limited, a Russian joint venture between Rosneft and the Gazprom subsidiary, Stroytransgaz, awarded an IPM contract in an area where the client has no operational infrastructure. The project will utilize a range of Schlumberger products and services. Strong Schlumberger service quality on a previous project in the same field lead to this award.

•	In the North Sea, CNR International awarded the first worldwide application of a subsea raw seawater injection system. The award marks the first commercial application of the Schlumberger Subsea Monitoring and Control (SMC) system. Scheduled for installation in spring 2006, the system will utilize state-of-the-art fiber optic modems and will be interfaced with all seabed sensors and control devices, including a Framo Subsea Dual Pump Station.

•	Kuwait Oil Company selected Schlumberger for their Mauddud Maximum Reservoir Contact drilling project. The work scope includes six wells, of which two are multilaterals, and will use a wide range of Schlumberger VISION geosteering and PowerDrive* drilling services.

WesternGeco

Second quarter revenue of $383 million was 1% higher sequentially but increased 31% compared to the same period of last year. Pretax operating income of $58 million decreased $6 million sequentially but improved $43 million year-on-year.

Sequentially, Marine revenue increased sharply mainly from strong activity in Europe reflecting the start of the North Sea season with three Q-Marine* vessels and one Q-Seabed* crew operating in the region, combined with higher activity in the Gulf of Mexico. The strong Marine activity increase was due to a combination of higher vessel utilization coupled with steady pricing increases and more favorable contractual terms regarding transit and bad weather downtimes.

Land revenue increased marginally with higher activity in the Middle East and South America, partly offset by delayed mobilization of a crew in Algeria. A net addition of three crews during the quarter resulted in a total of 20 land crews. The Q-Land* crew currently deployed in Kuwait continues to deliver excellent performance.

Multiclient sales experienced a seasonal decline following the completion of the Central Gulf of Mexico Lease Sale in the first quarter. This decrease was partially offset by higher sales in Asia, Europe, South America, and West Africa reflecting an improved exploration-spending environment.

The WesternGeco backlog at the end of the second quarter was $595 million. The sequential decline was mainly due to the consumption of some of the backlog of the summer shooting season in the North Sea and Canada.

The sequential decline in pretax operating income was mainly due to lower Multiclient sales. This seasonal deterioration was partially offset by significant improvements in Marine as a result of increased vessel utilization, better pricing, and the conversion of a conventional vessel to Q-Technology* commanding higher prices.

Highlights

•	In response to growing industry demand for Q-Marine, the Western Regent conversion to Q-Technology was completed during the quarter and the vessel was mobilized in June for its third-party contract in the Norwegian Sea. The Western Regent, WesternGeco’s fifth Q-Marine vessel, currently has a backlog of third-party contracts into 2006.

•	Responding to increased demand for Q-Marine across the world, WesternGeco will convert a sixth vessel to Q-Technology, which is scheduled to enter service in the first half of 2006.

•	Total E&P Norge AS, as operator on the PL040/043 Hild field located in the Norwegian sector of the North Sea, awarded a contract for acquisition and processing of a multicomponent survey over the Hild reservoir. The 76-square-kilometer survey will be acquired using the high-capacity Q-Seabed system and will utilize the largest active four-component survey configuration ever deployed. Partners in the license are Petoro and Statoil.

•	Chevron Upstream Europe awarded a contract for a Q-Marine 2D seismic survey utilizing an advanced, long-offset, over/under system. The contract is for a 50-day seismic acquisition program in Chevron-operated Exploration Licenses in the Atlantic Margin in UK and Faroese waters. This acquisition technique is aimed at imaging beneath basalt and is enabled by the unique steering and positioning capabilities of Q-Marine.

•	Sabah Shell Petroleum Company Limited awarded WesternGeco a Q-Marine contract to conduct a high-resolution survey over its St. Joseph field, offshore Sabah, Malaysia. The survey, which began in June, is the first Q-Marine project awarded in Southeast Asia and is being acquired by the Geco Topaz, towing six 3,000-meter cables with a separation of 30 meters.

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management, and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 58,000 people of over 140 nationalities working in more than 80 countries, and comprises two business segments. Schlumberger supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management, and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with Baker Hughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2004, Schlumberger operating revenue was $11.48 billion. For more information, visit SLB.com.

# # #

*	Mark of Schlumberger

Notes:

•	Schlumberger will hold a conference call to discuss the above announcement on Friday, July 22, 2005 at 9:00am New York City time (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-428-4470 (toll free) for North America, or +1-651-224-7497 outside North America, approximately 15 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay of the call will be available through August 5, 2005 by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside North America, and providing the access code 786137.

•	The conference call will be webcast simultaneously at SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through August 5, 2005 at the above web site.

•	Supplemental information in the form of a question and answer document on this press release and financial schedules are available at SLB.com/ir.

For more information, please contact:

Doug Pferdehirt, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

investor-relations@slb.com